Exhibit (a)(1)(A)

January 7, 2015

DELMAR PHARMACEUTICALS, INC.

To the Holders of Warrants

This letter is to inform you that DelMar Pharmaceuticals, Inc. (the “Company”) is offering holders of certain warrants to purchase common stock of the Company (defined below as the “Warrants”) the opportunity to exchange such Warrants, upon the terms set forth in the enclosed “Offer to Exchange Common Stock for Warrants Exercisable for Common Stock” dated as of January 7, 2015 (the “Offer to Exchange”). The warrants subject to the Offer to Exchange are those held by the investors who participated the Company’s private placement financings closed on January 25, 2013, January 31, 2013, February 8, 2013, February 21, 2013, February 28, 2013, March 1, 2013, and March 6, 2013 (the “Warrants”). All terms not defined in this letter shall have the meanings set forth in the Offer to Exchange.

As set forth in the Offer to Exchange, holders of the Warrants may exchange their Warrants for one (1) share of our common stock for every three (3) Warrants tendered. No fractional shares will be issued. Warrants may only be exchanged for whole shares. In lieu of issuing fractional shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of shares.

As of the date of this letter, the Company has issued 414,666 new shares in exchange for Warrants to purchase an aggregate of 1,244,666 shares of common stock.

The purpose of the Offer to Exchange is to help the Company reduce its outstanding warrant liability. The warrant liability serves as an impediment to certain goals of the Company, as the significant warrant liability on the Company’s balance sheet may make it more difficult for the Company to list its shares of common stock on a national securities exchange. The Warrants contain price-based anti-dilution provisions that provide the holders with protection against future down-round financings. Based on these anti-dilution provisions, the Company is required to record a derivative liability on its balance sheet each fiscal quarter for the Warrants based on the fair value of the Warrants as of the end of such fiscal quarter. As such, the Company expects future changes in the fair value of the Warrants to continue to vary significantly from quarter to quarter. The Company believes these significant variations make it more difficult for investors to evaluate the Company’s business and operations.

The shares of common stock to be issued pursuant to the Exchange Offer are being offered and issued pursuant to the exemption from registration under the Securities Act of 1933 (the "Securities Act") provided by Section 3(a)(9) of the Securities Act. Certain of the shares of common stock underlying the Warrants were registered for resale in the Company’s registration statement on Form S-1 (File No. 333-189337) but as the Warrants themselves are "restricted securities" within the meaning of the Securities Act, the shares of common stock issued in exchange for the Warrants will be restricted securities as well.

The enclosed Offer to Exchange together with the Letter of Transmittal and form of Notice of Withdrawal constitute the “Offering Materials”. The Offering Materials provide information regarding the Offer to Exchange and instructions as to how you can participate in the Exchange. You should read all of the materials carefully before you decide whether to exchange any of your Warrants.

To participate in the Offer to Exchange and receive the number of shares of the Company’s common stock issuable therefor, you must deliver to the Company, prior to the expiration of the Offer to Exchange, which is 5:00 p.m. (Pacific time) on February 9, 2015, as may be extended by the Company in its sole discretion (the “Expiration Date”): (i) a signed copy of the Transmittal Letter and (ii) the original copy of your Warrant (or an Affidavit of Lost Warrant) for cancellation. These materials must be properly delivered, before the Expiration Date, to: DelMar Pharmaceuticals, Inc., Suite 720 -- 999 West Broadway, Vancouver, British Columbia Canada V5Z 1K5, Attn: Corporate Secretary, telephone number (604) 629-5989, email: spraill@delpharma.com. If you properly tender (and do not validly withdraw) these materials on or prior to 5:00 p.m. Pacific Time on February 9, 2015, the Expiration Date of the Offer to Exchange (or such later date and time if we extend the Offer to Exchange),  promptly following the Expiration date, we intend to notify our depositary institution and our transfer agent of our acceptance of your participation and these materials and issue and deliver to you the number of shares of Company common stock issuable pursuant to the Exchange.

If you change your mind and do not want to participate in the Offer to Exchange, you may submit a Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned to us on or prior to 5:00 p.m., Pacific Time on February 9, 2015, the Expiration Date of the Offer to Exchange (or such later date and time if we extend the Offer to Exchange). However, if we have not accepted your tendered Warrants and Transmittal Letter by February 9, 2015, you may change your mind and submit a Notice of Withdrawal to us after February 9, 2015. If you properly withdraw in a timely manner, we will promptly: (i) cancel your signed copy of the Transmittal Letter and (ii) return the original copy of your Warrant (which will remain unmodified and in full force and effect), or issue you a new Warrant if you submitted an Affidavit of Lost Warrant.

Thank you for your time in reviewing this request.

Very truly yours,

/s/ Jeffrey A. Bacha
DelMar Pharmaceuticals, Inc.
Jeffrey A. Bacha
Chief Executive Officer and President